EXHIBIT 99.1

Exponent Reports Second Quarter Fiscal Year 2017 Financial Results

MENLO PARK, Calif., July 18, 2017 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the second quarter ended June 30, 2017.

“Exponent’s second quarter results exceeded our prior outlook.  Our performance was driven by strength in our biomedical, construction consulting, electrical engineering, human factors and polymer science practices.   Exponent continued to benefit from a large human factors assessment project for a client in the consumer products industry,” commented Dr. Paul Johnston, Chief Executive Officer.  “Growth on a year-over-year basis for the second quarter of 2017 was aided by the unusually soft results in the year-ago period.  While we are still experiencing softness in a couple of industry sectors, we are encouraged by positive trends that we are seeing across the business.”

“Our market position in international construction disputes, consumer product recalls and product liability claims continues to generate brand awareness on an international scale. Exponent’s global presence continues to create additional opportunities for proactive engagements, specifically in design and regulatory consulting. Exponent’s first half results demonstrate the growing demand for our diverse expertise to address complex business issues and the resilience of our business model,” concluded Dr. Johnston.

Second Quarter Financial Results

In the second quarter of 2017, total revenues increased by 14% year over year and revenues before reimbursements increased 15% year over year.  Total revenues were $87,840,000 as compared to $77,295,000 in the second quarter one year ago and revenues before reimbursements were $84,120,000 as compared to $73,334,000 last year.

Net income for the second quarter was $13,791,000, an increase of 32% as compared to $10,453,000 in the same period of 2016.  Earnings per diluted share were $0.51, as compared to $0.38 in the second quarter of last year.  EBITDA1 increased by 32% to $23,711,000 as compared to $18,030,000 in the same period one year ago.

Year to Date Financial Results

For the first half of 2017, total revenues increased 7% year over year and revenues before reimbursements increased 8% year over year.  Total revenues were $171,962,000 as compared to $160,451,000 in the same period of 2016 and revenues before reimbursements were $164,587,000 as compared to $152,284,000 last year.

Net income was $30,367,000, or $1.13 per diluted share, in the first half of 2017 as compared to $25,803,000, or $0.95 per diluted share, in the same period of 2016. In the first quarter of 2016, Exponent early adopted a new accounting standard2 for the classification of tax adjustments associated with share-based awards.  The tax benefit realized in the first half of 2017 was $6,054,000, or $0.22 per diluted share, as compared to $4,788,000 or $0.18 per diluted share in first half of 2016.

EBITDA1 in the first half of 2017 increased 15% to $42,453,000 as compared to $37,028,000 in the same period one year ago.

In the first half of 2017, Exponent paid $10.8 million in dividends, repurchased $7 million of common stock and ended the second quarter with $162 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced a $0.21 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 79% of the Company’s second quarter net revenues.  Net revenues in this segment grew 16% in the second quarter and 10% year to date as compared to last year.  Year to date, Exponent has had significant growth from its proactive design and regulatory consulting services, specifically related to ongoing projects with clients in the consumer products industry.  Demand from the medical device industry continued to grow during the quarter as clients called upon Exponent’s multi-disciplinary teams for support in product development and litigation matters.  The Company continued to expand its broad base of international construction dispute work with ongoing mining, gas terminal and power plant projects.  Exponent continues to gain competitive advantage through its integrated team of experts by delivering solutions to complex capital projects.  Additionally, after several quarters of flat revenue from the automotive industry, revenue grew in the second quarter as Exponent was called upon to evaluate safety and performance issues for new transportation technologies.

Exponent’s environmental and health segment represented approximately 21% of the Company’s second quarter net revenues.  Net revenues in this segment grew 11% in the second quarter and 2% year to date as compared to last year.  During the first half of the year, Exponent’s food and chemicals practice area continued to expand as it assisted clients with regulatory issues around the world.  Revenues from the oil and gas and industrial chemical industries remained flat as clients continued to adjust to the price of oil.

Business Outlook

“We are increasing our 2017 expectations to reflect Exponent’s strong performance in the first half of the year and our expectations for near-term market trends.  We expect 2017 revenues before reimbursements to grow in the mid- to high-single digits and EBITDA1 margin to grow between 40 and 80 basis points, as compared to 2016,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“We are pleased with our ability to expand our business in both reactive and proactive services, as demonstrated in construction disputes and human factors assessments, respectively.  We believe we are well positioned for long-term growth as we provide our clients with solutions to address technological complexity, safety, human health and the environment," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Tuesday, July 18, 2017, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (888) 430-8690 or (719) 325-2291. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 2031112 or (719) 457-0820, and entering passcode 7416777#.

About Exponent
Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

2 FASB Accounting Standard Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, March 30, 2016.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended June 30, 2017 and July 1, 2016
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2017	2016	2017	2016

Revenues
Revenues before reimbursements	$84,120	$73,334	$164,587	$152,284
Reimbursements	3,720	3,961	7,375	8,167

Revenues	87,840	77,295	171,962	160,451

Operating expenses
Compensation and related expenses	51,536	47,040	105,954	99,057
Other operating expenses	7,275	7,218	14,466	14,201
Reimbursable expenses	3,720	3,961	7,375	8,167
General and administrative expenses	4,992	4,145	9,216	7,659

	67,523	62,364	137,011	129,084

Operating income	20,317	14,931	34,951	31,367

Other income
Interest income, net	266	171	500	310
Miscellaneous income (expense), net	1,765	1,575	4,307	2,734
	2,031	1,746	4,807	3,044

Income before income taxes	22,348	16,677	39,758	34,411

Income taxes	8,557	6,224	9,391	8,608

Net income	$13,791	$10,453	$30,367	$25,803

Net income per share:
Basic	$0.52	$0.39	$1.15	$0.97
Diluted	$0.51	$0.38	$1.13	$0.95

Shares used in per share computations:
Basic	26,415	26,631	26,358	26,572
Diluted	26,968	27,264	26,980	27,256

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2017 and December 30, 2016
(unaudited)
(in thousands)

	June 30,	December 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$90,233	$114,967
Short-term investments	71,763	58,755
Accounts receivable, net	107,444	87,409
Prepaid expenses and other assets	9,283	12,913
Total current assets	278,723	274,044
Property, equipment and leasehold improvements, net	35,892	36,710
Goodwill	8,607	8,607
Other assets	86,453	84,383
	$409,675	$403,744

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,610	$10,073
Accrued payroll and employee benefits	50,904	62,539
Deferred revenues	6,602	7,624
Total current liabilities	68,116	80,236
Other liabilities	50,711	48,508
Deferred rent	1,449	1,654
Total liabilities	120,276	130,398

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	206,752	194,632
Accumulated other comprehensive loss	(2,532)	(3,126)
Retained earnings	304,224	291,243
Treasury stock, at cost	(219,078)	(209,436)
Total stockholders' equity	289,399	273,346
	$409,675	$403,744

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended June 30, 2017 and July 1, 2016
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2017	2016	2017	2016

Net Income	$13,791	$10,453	$30,367	$25,803

Add back (subtract):

Income taxes	8,557	6,224	9,391	8,608
Interest income, net	(266)	(171)	(500)	(310)
Depreciation and amortization	1,629	1,524	3,195	2,927

EBITDA (1)	23,711	18,030	42,453	37,028

Stock-based compensation	3,532	2,709	9,187	7,929

EBITDAS (1)	$27,243	$20,739	$51,640	$44,957

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.